EXHIBIT 3.20
FIRST AMENDMENT TO THE THIRD AMENDED
AND RESTATED PARTNERSHIP AGREEMENT OF
LOUISIANA-I GAMING, A LOUISIANA PARTNERSHIP IN COMMENDAM
          This First Amendment to the Third Amended and Restated Partnership Agreement of Louisiana-I Gaming, a Louisiana Partnership in Commendam (the “First Amendment”), dated effective as of the 2nd day of February, 2010 (the “Effective Date”), is made by and between the undersigned partners.
INTRODUCTION
     A. Louisiana-I Gaming, a Louisiana Partnership in Commendam (the “Partnership”), is a Louisiana partnership in commendam.
     B. As of the Effective Date of this First Amendment, the partners of the Partnership are Boomtown, LLC, a Delaware limited liability company, as both the general partner and a partner in commendam, and Pinnacle Entertainment, Inc., a Delaware corporation, as a partner in commendam.
     C. As of the Effective Date of this First Amendment, the partnership agreement of the Partnership is the Third Amended and Restated Partnership Agreement of Louisiana-I Gaming, a Louisiana partnership in commendam, dated as of March 24, 2008 (the “Restated Partnership Agreement”).
     D. The partners desire to amend the Restated Partnership Agreement in accordance with the terms of this First Amendment.
          NOW, THEREFORE, the Restated Partnership Agreement is hereby amended as follows.
     1. Section 3.4 of the Restated Partnership Agreement is hereby deleted.
     2. Section 5.2(b) of the Restated Partnership Agreement is hereby deleted and the following is substituted in its place: “(b) Borrow money on behalf of the Partnership or encumber Partnership property for the purpose of obtaining financing for the Partnership’s business or otherwise for the benefit in whole or in part of the Partnership, and to extend or modify any obligations of the Partnership;”
     3. Section 5.2(g) of the Restated Partnership Agreement is hereby deleted and the following is substituted in its place: “(g) Cause the Partnership to enter into, make and perform such contracts, agreements and other undertakings, and to do such other acts, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business of Partnership, including, without limitation, contracts, agreements, undertakings and transactions with any Partner or with any other person or entity related to any Partners;”
     4. The last sentence in Section 5.3 of the Restated Partnership Agreement is hereby deleted.

          The partners execute this First Amendment effective as of the Effective Date stated above.

GENERAL PARTNER:

Boomtown, llc,
a Delaware limited liability company

By:	Pinnacle Entertainment, Inc., a Delaware
corporation, its sole member

	By:	/s/ Stephen H. Capp
Stephen H. Capp, Executive Vice
President and Chief Financial Officer

PARTNERS IN COMMENDAM:

Boomtown, llc,
a Delaware limited liability company

By:	Pinnacle Entertainment, Inc., a Delaware
corporation, its sole member

	By:	/s/ Stephen H. Capp
Stephen H. Capp, Executive Vice
President and Chief Financial Officer

Pinnacle Entertainment, Inc., a Delaware corporation

	By:	/s/ Stephen H. Capp
Stephen H. Capp, Executive Vice
President and Chief Financial Officer